EXHIBIT 99

Everett Tackett, APR	Scott Sullinger
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	scott.sullinger@onsemi.com

ON Semiconductor Announces Offering of Common Stock

PHOENIX, Ariz. – Jan. 27, 2004 – ON Semiconductor (Nasdaq: ONNN) today announced a proposed common stock offering of 47.0 million shares, including 34.0 million shares offered by the company and 13.0 million shares offered by a selling stockholder. These securities will be issued under ON Semiconductor’s existing shelf registration statement on file with the Securities and Exchange Commission.

In connection with the offering, ON Semiconductor and the selling stockholder propose to grant the underwriters an option for a period of 30 days from the initial offering to purchase up to an additional 7.05 million shares of common stock to cover over-allotments, if any. ON Semiconductor plans to use a portion of the net proceeds of the offering to redeem a portion of its first lien senior secured notes due 2010 and its second lien senior secured notes due 2008 through the exercise of the “equity clawback” provisions of the indentures governing the notes. The company intends to use any remaining proceeds for general corporate purposes, which may include additional reductions in its outstanding debt. ON Semiconductor will not receive any of the proceeds from the sale of shares by the selling stockholder.

The joint bookrunning managers for the offering will be Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC. Copies of the preliminary prospectus related to the common stock offering may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036-8200 (telephone no. 212-761-6775) or from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (telephone no. 212-325-2580).

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

The common stock offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Morgan Stanley or Credit Suisse First Boston as indicated in this news release.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.